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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: September 25, 2003

CONTACT:	Kevin M. Tomlinson Chief Executive Officer (303) 320-8800	Patrick W. Hurley Chief Financial Officer (303) 320-8800

SPORT-HALEY, INC. REPORTS FISCAL 2003 AUDITED RESULTS

        Denver, Colorado—September 25, 2003—Sport-Haley, Inc. (NASDAQ NMS—SPOR) (the "Company") today reported audited earnings for the fiscal quarter and year ended June 30, 2003.

        Net sales for the fiscal quarter ended June 30, 2003 were approximately $5,870,000, an increase of $679,000 or 13%, from net sales of approximately $5,191,000 for the same quarter in the prior fiscal year. Net sales for the year ended June 30, 2003, were approximately $19,196,000, an increase of $2,097,000 or 12%, from net sales of approximately $17,099,000 for the 2002 fiscal year.

        Management primarily attributes the increase in net sales to the strong acceptance of its Ben Hogan® apparel collections within upscale golf markets. The Company introduced the initial collections of Ben Hogan® apparel during the fiscal year ended June 30, 2002. Net sales of Ben Hogan® apparel for the fiscal quarter and year ended June 30, 2003 totaled approximately $1,686,000, or 29% of total net sales for the fiscal quarter, and $4,440,000, or 23% of total net sales for the fiscal year, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and year ended June 30, 2002 totaled approximately $684,000, or 13% of total net sales for the fiscal quarter, and $1,003,000, or 6% of total net sales for the fiscal year, respectively.

        "While Sport-Haley's results of operations have continued to improve over the last couple of years, we certainly cannot be satisfied with those results until the Company permanently returns to profitability," stated Kevin M. Tomlinson, Chief Executive Officer. "The war in Iraq, bad weather in key geographic territories and the continued soft economy in the United States sustained a negative impact on the golf industry as a whole and Sport-Haley in particular, especially in the last half of the 2002 calendar year. We experienced lackluster advanced bookings and increased order cancellations for the fall 2002 selling season."

        "However, we are very pleased with our significant growth in sales of Ben Hogan® apparel collections and the increased sales we recognized in the second half of our 2003 fiscal year; and, currently, we are encouraged with increases in our shipments for the fall 2003 season, as compared with the fall 2002 season," continued Mr. Tomlinson. "The industry in general seems to be improving slightly, and we anticipate continued growth in sales of Ben Hogan® apparel and better gross margin results in fiscal 2004, as we continue to concentrate on controlling inventory levels and costs and while we expand into additional channels of distribution."

        As a percentage of net sales, gross profit was approximately 34% and 38% for the fiscal quarter and year ended June 30, 2003, respectively, as compared with approximately 2% and 25% for the same periods in the prior fiscal year. The comparative increases in gross margins are indicative of the improved controls over finished goods inventories that the Company's management implemented in its fiscal year ended June 30, 2001. Those controls were designed to minimize the amount of finished goods inventories remaining at the end of each selling season.

        Gross profit percentages for the three-months and fiscal year ended June 30, 2003 were significantly improved primarily because of differences between the comparative periods in the revaluations of component and prior seasons' finished goods inventories. Revaluations of component and prior season's finished goods inventories had much less of an impact on gross margins in the three-month period and fiscal year ended June 30, 2003 than on gross margins in the comparative periods of the previous fiscal year. During the fiscal quarter ended June 30, 2002, the Company reduced the valuation of component inventories by approximately $68,000 and reduced the valuation of prior seasons' finished goods inventories by approximately $1,206,000. Comparatively, during the fiscal quarter ended June 30, 2003, the Company reduced the valuation of component inventories by approximately $41,000 and reduced the valuation of prior seasons' finished goods inventories by approximately $218,000. While inventory write-downs are common within the apparel industry in general, management's controls over sourcing and purchasing have achieved reduced levels of finished goods inventories at the ends of recent selling seasons, and management expects that inventory write-downs will continue to cause only a minor impact on gross margins in future reporting periods.

        Net loss for the fiscal quarter ended June 30, 2003, was approximately ($146,000), an improvement of $283,000, or 66%, as compared with the net loss of approximately ($429,000) for the same quarter in the prior fiscal year. Both basic and diluted loss per share for the fiscal quarter ended June 30, 2003, were ($0.06) per share compared to ($0.15) per share for the same quarter in the prior fiscal year. For the fiscal quarters, basic average weighted shares outstanding were approximately 2,471,000 and 2,731,000, respectively.

        Net loss for the fiscal year ended June 30, 2003, was approximately ($388,000), an improvement of $585,000, or 60%, as compared with the net loss of approximately ($973,000) for the prior fiscal year. Both basic and diluted earnings (loss) per share for the year ended June 30, 2003, were ($0.15) per share compared to ($0.33) per share for the prior fiscal year. For the fiscal-year periods, basic average weighted shares outstanding were approximately 2,621,000 and 2,938,000, respectively.

        Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men's and women's fashion golf apparel and outerwear under the HALEY® label and premium men's apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States. Sport-Haley is currently designing and developing lines of good quality men's and women's golf apparel under the Top-Flite® label that will be marketed primarily in the lower-price markets, through a network of independent sales representatives and distributors, to golf professional shops and specialty retail stores throughout the United States and internationally. Sport-Haley anticipates introducing the initial lines of Top-Flite® during the second half of its fiscal year ending June 30, 2004.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

SPORT-HALEY, INC.
Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Statements of Income Data:
Net sales	$5,871	$5,191	$19,196	$17,099
Gross profit	1,998	118	7,323	4,184
Loss from operations	(215)	(1,510)	(703)	(2,702)
Other income, net	34	50	135	346
Net loss	(146)	(429)	(388)	(973)
Loss per common share	$(0.06)	$(0.15)	$(0.15)	$(0.33)
Basic average weighted shares outstanding	2,471	2,731	2,938	2,938
	June 30,
	2003	2002
Balance Sheet Data:
Working capital	$19,180	$20,766
Current assets	20,298	22,519
Total assets	21,545	23,525
Current liabilities	1,118	1,753
Long-term liabilities	—	—
Shareholders' equity	20,427	21,772

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SPORT-HALEY, INC. REPORTS FISCAL 2003 AUDITED RESULTS